Filed pursuant to Rule 433 Registration No. 333-158277

A two-minute guide.
The following information is dated April 6, 2009 and has not been subsequently updated. No person other than KfW has been authorized to use or distribute this document.
KfW at a Glance.
•	The promotional bank of the Federal Republic of Germany, established in 1948 as a public law institution.

•	Ownership: The Federal Republic of Germany holds 80% of the capital, the German federal states (Länder) the remaining 20%.

•	Exempt from corporate taxes and from the requirements of the German Banking Act (Kreditwesengesetz).

•	Regulated by the “Law Concerning KfW” (Gesetz über die Kreditanstalt für Wiederaufbau).

•	Supervised by the German Federal Ministry of Finance.

•	Explicit and direct statutory guarantee and institutional liability (Anstaltslast) of the Federal Republic of Germany.
Explicit and Direct Statutory Guarantee from the Federal Republic of Germany.
The Law Concerning KfW expressly provides that the Federal Republic of Germany guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (Law Concerning KfW, § 1a).

KfW’s Ratings.*

Long-term rating	Short-term rating	Outlook

AAA	A-1+	Stable
Aaa	P-1	Stable
AAA	F1+	Stable
* A rating is not a recommendation to buy, hold or sell the securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
KfW Bankengruppe’s* Business Areas and Brand Names.

Promotion of
Investment Finance			Developing and	Export &	Shareholdings
KfW Mittelstandsbank	KfW Privatkundenbank	KfW Kommunalbank	Transition Countries	Project Finance	Treasury and Services

Promoting: • Small and medium-sized enterprises • Business founders and start-ups • Self-employed professionals	Financing products for private individuals for: • Housing investments • Environmental investments • Education	Financing products for: • E.g. municipal and social infrastructure	Financial assistance to developing and transition countries on behalf of the Federal Republic: • Public sector development cooperation • Private sector investments	Customized financing for: • Export and trade • Project and corporate financing within Germany and world wide	• Furtherance of privatization initiatives of the Federal Government • Other shareholdings • Treasury and funding-related activities • Other services

* KfW and its consolidated subsidiaries.

Selected Financial Data of KfW Bankengruppe.

(consolidated financial statements prepared in accordance with IFRS as adopted by the European Union)	2008	2007
Balance sheet total (EUR in billions, as of Dec. 31)	395.0	354.0

Equity (EUR in billions, as of Dec. 31)	11.8	14.9

Tier 1 ratio (as of Dec. 31)	7.8%	9.4%

Operating result (EUR in billions for the year ended Dec. 31) before valuation	1.6	1.4

Consolidated loss (EUR in billions, for the year ended Dec. 31)	-2.7	-6.2

A two-minute guide. KfW’s Three-Pillar Funding-Strategy.
KfW’s US-MTN Program.

Fact Sheet				Possible Structures

•	Program volume:	USD 10 billion	•	Callables
•	Targeted investors:	US-domiciled investors	•	Range-accruals
•	Currencies:	USD and other major currencies	•	Zero-bonds
•	Governing law, Forum:	German law, Frankfurt am Main, Germany	•	CMS/CMT-linked structures
•	Listing:	None	•	FX-linked structures
•	Registered with the SEC		•	Index-linked structures
			•	Inflation-linked structures
			•	Equity-linked structures
			•	Commodity-linked structures
			•	...

	US-MTN Dealer Panel		Current Funding Policy

•	Current permanent dealers: Merrill Lynch, Bank of America,	•	Envisaged minimum size:	USD 5 million
	Barclays Capital, Goldman Sachs, Morgan Stanley	•	Envisaged minimum non-call-period:	6 months
•	Open platform: Accessible to “Dealers of the Day”	•	Envisaged minimum call-frequency:	Quarterly
•	Permanent dealer panel can be extended	•	Minimum maturity:	1 year
		•	Method of distribution:	Firm underwriting
Where to find out more ...

•	about KfW Bankengruppe: www.kfw.de
• •	about KfW’s SEC-registered securities and company information: http://www.sec.gov/edgar.shtml Subscription to KfW’s e-mail US-newsletter under: www.kfw.de/us-investors
... or contact us.

•	Dr. Frank Czichowski	Treasurer	+ 49 69 7431-2165	frank.czichowski@kfw.de
•	Horst Seissinger	Head of Capital Markets	+ 49 69 7431-2048	horst.seissinger@kfw.de
•	Klaus-Peter Eitel	New Issues / USD funding	+ 49 69 7431-4658	klaus-peter.eitel@kfw.de
•	Jürgen Köstner	Head of Investor Relations	+ 49 69 7431-2222	investor.relations@kfw.de

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW’s prospectus supplement relating to the US MTN Program is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312509072069/d424b3.htm, KfW’s base prospectus relating to SEC-registered notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312509072068/d424b3.htm. Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1800 292 0049 (for the operator) and then 069 7431 22 22 (for KfW’s Investor Relations Team) or by emailing investor.relations@kfw.de.